FOR IMMEDIATE RELEASE
For Further Information:
John D. Hellmann
Vice President, Chief Financial Officer
The Lamaur Corporation
(612) 571-1234



                TIRO TO PURCHASE LAMAUR MANUFACTURING FACILITIES

Fridley, Minnesota, September 30, 1999 - The Lamaur Corporation (NASDAQ:LMAR) announced today an agreement in principal with Tiro Industries, Inc., of Minneapolis, in which Tiro will purchase Lamaur's 25 acre, 475,000 square foot manufacturing facilities in Fridley, Minnesota. Lamaur management stated that the proceeds from the sale will be used to pay down the Company's term loan, reduce trade payables, and for working capital. The purchase price, subject to adjustment, is expected to be $14,750,000 including credits for certain services to be provided by Tiro to Lamaur.

In a related outsourcing agreement, Tiro will manufacture products for Lamaur. The agreement will support Lamaur's strategy to reduce costs and focus on a sales and marketing business posture.

Lamaur will continue to base its operations in Fridley, under terms defined in a lease agreement with Tiro.

These agreements are subject to a number of conditions including completion of due diligence, possible regulatory approvals, and approval by Lamaur shareholders. The transaction is expected to be completed within the next 60 days.

The Lamaur Corporation specializes in the development, marketing and sale of personal hair care products. Products are distributed to consumer retail outlets. The Company's retail brands include: WILLOW LAKE(R), COLOR SOFT(TM), PERMA SOFT(R), SALON STYLE(R), SALON STYLE(R)DESIGN ELEMENTS(TM), STYLE(R), STYLE NATURAL REFLECTIONS(R).

This press release includes forward-looking statements including statements regarding the Company's expectations as to the timing and closing of the proposed sale. Actual events may differ from expectations for a number of reasons including in particular the failure of the transaction to close due to the inability to meet closing conditions such as due diligence, shareholder approval or regulatory requirements.